Exhibit 99.1

CONSOL Energy’s Buchanan Mine Idled

PITTSBURGH, — CONSOL Energy Inc. reports that its Buchanan Mine, located near Keen Mountain, Va., experienced a large rock fall behind its longwall mining section on Monday, February 14, 2005. While caving behind the longwall is a normal part of the mining process, the size of this cave-in created a large air pressure wave that disrupted ventilation and also caused an ignition of methane gas in the area.

All employees working underground at the time were immediately evacuated without serious injury, and normal operations were suspended.

CONSOL Energy management, in conjunction with the Mine Safety and Health Administration (MSHA) and the Virginia Division of Mines, Minerals and Energy (DMME), are at the scene to monitor gas readings coming from the mine.

Monitoring of gas levels will continue during this idle period, and any remedial action determined to be necessary will be coordinated with the respective agencies.

The mine employs more than 400 people. In 2004, Buchanan Mine produced 4.4 million tons of coal, primarily metallurgical-grade, for domestic and export customers. Buchanan mines the Pocahontas #3 coal seam, utilizing three continuous mining machines and one longwall mining system.

Coalbed methane gas also is produced at the mine. Currently, 3.5 million cubic feet per day of production has been curtailed because of the idling.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in six states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 159.5 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.8 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: http://www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of an informal SEC inquiry regarding certain matters, which may include allegations contained in an anonymous letter that certain directors and senior executive officers have misappropriated corporate funds and other assets and engaged in other illegal or inappropriate activities; the continued incurrence of losses in future periods; a reduction in deferred tax assets could materially reduce our operating results and stockholders’ equity and possibly preclude dividend payments; our inability to obtain substantial additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; our ability to comply with restrictions imposed by our senior credit facility; increased cost and expense related to the downgrading of our credit ratings; a loss of our competitive position because of the competitive nature of the coal and gas markets; a decline in prices we receive for our coal and gas affecting our operating results and cash flows; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; overcapacity in the coal or gas industry impairing our profitability; reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; a decline in our customers’ coal requirements; the creditworthiness of our customer base declining; our ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of our acquisition strategy; disputes with customers concerning coal contracts resulting in litigation; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate; uncertainties in estimating our economically recoverable coal and gas reserves; risks in exploring for and producing gas; our failure to remove and dispose of water from coal beds may hamper our ability to produce gas in commercial quantities; the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas; the effects of government regulation; obtaining governmental permits and approvals for our operations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the effects of mine closing, reclamation and certain other liabilities; federal, state and local authorities regulating our gas production activities; deregulation of the electric utility industry having unanticipated effects on our industry; new legislation resulting in restrictions on coal use; federal and state laws imposing treatment, monitoring and reporting obligations on us; management’s ability to correctly estimate and accrue for contingent liabilities; excessive lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; increased exposure to workers’ compensation and black lung benefit liabilities; the outcome of various asbestos litigation cases; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; the anti-takeover effects of our rights plan could prevent a change of control; decline in our share price due to the increase in shares eligible for sale; and our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries.

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